Consent of Arthur Andersen LLP

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-KSB of our report dated March 12, 1998. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.

April 14, 1999

                                        Arthur Andersen LLP